Exhibit 99.1


     Sono-Tek Corp. Presents at a Leading International Nanotechnology Food
                           and Agriculture Conference

Milton, NY, April 26, 2007 - Sono-Tek Corporation (OTC BB: SOTK) announced today that Dr. Joseph Riemer, VP of Engineering of Sono-Tek Corp. presented on April 23, 2007, at the Campden & Corleywood Food Research Association (CCFRA, UK) "Nanotechnology Food and Agriculture" workshop, Sono-Tek's unique capabilities in ultrasonic spray coatings, used for direct food contact and packaging films applications.

The objective of CCFRA's workshops is to present available and developing technologies, demonstrations and discussions of food industry needs and technical options in the newly emerging field of nanotechnology.

Included in Dr. Riemer's presentation were examples of successfully demonstrated ultrasonic spraying applications such as nutriceutical coatings, baked goods coatings, uniform spraying of sterilants on aseptic packaging surfaces, and coating of nano clay particles onto biodegradable food packaging films.

The benefits of these applications for food manufacturers are:
- Introducing new food products
- Cost-of-Goods savings
- Enhancing energy efficiency and environmental friendliness

The nanotechnology workshop was attended by representatives of Europe's leading food manufacturing companies, research institutes and universities as well as regulatory and trade associations representatives.

"We are pleased to be invited to present at this prestigious crossroads of business and technology," said Dr. Christopher L. Coccio, President & CEO of Sono-Tek Corp. "Our unique capabilities in ultrasonic atomization are now an enabler for the food industry to, benefit from the progress in the field of nano materials", Dr. Coccio added.

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com

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Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company's products have long been recognized for their performance, quality and reliability.

      This press release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company's operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions and the ability to enforce patents. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-KSB and Form 10-QSBs containing additional important information.